Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS SUBMITS AMENDMENT

FOR RIFAXIMIN NEW DRUG APPLICATION

RALEIGH, NC, November 25, 2003—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company has submitted an amendment to its New Drug Application (NDA) for Rifaximin to the U.S. Food and Drug Administration (FDA) in response to the FDA approvable letter of October 25, 2002. The Company is seeking approval to market Rifaximin, a non-systemic, gastrointestinal site-specific antibiotic, as a treatment for travelers’ diarrhea. Under guidelines set forth in the Prescription Drug User Fee Act, upon acceptance of the amendment, the FDA has six months in which to review the amendment.

“We believe the information contained in the amendment provides a thorough and complete response to the items outlined in the FDA approvable letter,” stated Dr. Art Kamm, Senior Vice President, Research and Development and Chief Development Officer, Salix. “The amendment includes results of a 399-patient Phase III study, results of two drug-drug interaction studies, results of a pharmacokinetics study and responses to Chemistry-Manufacturing Controls (CMC) queries. With the submission of this information, we look forward to the FDA completing its review of the Rifaximin application.”

Rifaximin is a non-systemic, gastrointestinal site-specific antibiotic. Salix licensed Rifaximin from Alfa Wasserman S.p.A. More than 300 million tablets of Rifaximin have been sold/distributed in Italy since its approval in 1987. Currently, Rifaximin is approved in 13 countries worldwide.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, our reliance on our first few products including Rifaximin, market acceptance for approved products, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.